Exhibit 12.1
                                                                       5/15/101

                              GEORGIA POWER COMPANY

            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2000
                   and the twelve months ended March 31, 2001



                                                                                                                         Twelve
                                                                                                                         Months
                                                                                                                          Ended
                                                                          Year ended December 31,                       March 31,
                                                  ---------------------------------------------------------------------------------
                                                      1996         1997         1998          1999         2000           2001
                                                      ----         ----         ----          ----         ----           ----
                                                  ------------------------------------Thousands of Dollars-------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes         $1,295,124   $1,277,565    $1,249,768    $1,158,999   $1,192,370     $1,217,111
      AFUDC - Debt funds                              11,452        9,030         7,117        12,429       23,396         24,410
                                                  -----------  -----------   -----------   -----------  -----------    -----------
         Earnings as defined                      $1,306,576   $1,286,595    $1,256,885    $1,171,428   $1,215,766     $1,241,521
                                                  ===========  ===========   ===========   ===========  ===========    ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                   $  210,149   $  196,707    $  182,879    $  164,375   $  171,994     $  175,917
   Interest on interim  obligations                   15,478        7,795        12,213        19,787       28,262         28,488
   Amort of debt disc, premium  and expense, net      14,802       14,191        13,378        15,127       14,257         15,069
   Other interest  charges                            21,296       57,623        71,536        75,868       79,396         79,386
                                                  -----------  -----------   -----------   -----------  -----------    -----------
         Fixed charges as defined                 $  261,725   $  276,316    $  280,006    $  275,157   $  293,909     $  298,860
                                                  ===========  ===========   ===========   ===========  ===========    ===========



RATIO OF EARNINGS TO FIXED CHARGES                     4.99         4.66          4.49          4.26         4.14           4.15
                                                       =====        =====         =====         =====        =====          ====




Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.